Exhibit 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. ACQUIRES

MAJORITY INTEREST IN AEREX INDUSTRIES

GEORGE TOWN, Grand Cayman, Cayman Islands (February 16, 2016) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today announced that it has acquired 51% of the ownership of Aerex Industries, Inc. (“Aerex”), effective February 11, 2016, for $7.7 million in cash.

Aerex (which conducts business under the registered name of Aerex Global Water Solutions) is an original equipment manufacturer and service provider of a wide range of products and services applicable to municipal water treatment and industrial water and wastewater treatment. The company’s products include membrane separation equipment, filtration equipment, piping systems, vessels and custom fabricated components. Aerex also provides engineering, design, consulting, inspection, training and equipment maintenance services. Aerex is an American Society of Mechanical Engineers (ASME) code accredited manufacturer and maintains the ASME U and S and the National Board NB and R Certificates of Authorization. The company’s corporate offices and manufacturing facilities are located in Fort Pierce, Florida.

“This acquisition of a majority interest in Aerex represents an important first step of the expansion of our business model into other water-related industries and markets”, commented Rick McTaggart, CWCO’s Chief Executive Officer. “Aerex has long been one of our most highly valued suppliers. The equipment it has manufactured for us is integral to the performance of some of our most efficient and profitable desalination plants. Our ownership in Aerex gives us the traditional benefits associated with the vertical integration of a portion of our supply chain, and more importantly provides us with an operating platform in the United States through which we expect to continue to expand our customer base and product lines within the water industry.”

“We are pleased to announce CWCO’s investment in our company,” stated Aerex President Thomas Donnick. “We believe significant growth opportunities exist for Aerex, and the financial, marketing, operational and technical resources that Consolidated Water will provide to us as a result of their investment will be vital to capitalizing on such growth opportunities.”

Aerex’s unaudited revenues exceeded $19 million for the year ended December 31, 2015. Additional financial information regarding the acquisition and Aerex’s financial performance for the year ended December 31, 2015 will be provided in a future filing by CWCO on Form 8-K.

CWCO-G

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia and a water industry equipment manufacturing and service business in the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com